Exhibit 21.1
SUBSIDIARIES OF AXOGEN, INC.

As of December 31, 2025, Axogen, Inc. had four sole subsidiaries:

1.Axogen Corporation, a Delaware corporation;
2.Axogen Europe GmbH, an Austrian corporation;
3.Axogen Processing Corporation, a Delaware corporation; and
4.Axogen Germany GmbH, a German corporation.